Exhibit 23.2

LETTER OF CONSENT

We hereby consent to the reference to, and attachment of, our report dated March 29, 2012, relating to the impairment examination study of XTL Biopharmaceuticals Ltd. (hereinafter: "XTL") intangible asset, in and to the annual report on form 20-F of XTL for the fiscal year ending December 31, 2011, dated March 29, 2012.

/s/BDO Ziv Haft Consulting and Management Ltd.

Tel Aviv, Israel

March 29, 2012